Exhibit 99.1

MFA
FINANCIAL, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

June 16, 2020		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Provides First Quarter 2020 Financial Results, Announces $500 million Capital Raise with Apollo and Athene and $1.65 billion Committed Term Borrowing Facility

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the first quarter ended March 31, 2020, and announced it had reached agreements for additional financing through a third-party capital raise and a committed term borrowing facility.

First Quarter 2020 financial results update:

•	Unprecedented disruption in residential mortgage markets, due to concerns related to the COVID-19 pandemic, resulted in MFA generating a first quarter net loss of $914.2 million, or $2.02 per common share.

•	As pricing dislocations in markets for residential mortgage assets accelerated in the second half of March, MFA sold approximately $2.1 billion of residential mortgage assets to generate liquidity, satisfy margin calls and reduce its leverage, realizing $238.4 million of losses for the quarter. In addition, overall asset prices declined materially during this period, resulting in significant unrealized losses and impairment charges on investments in the amount of $496.9 million for the quarter. Further, following an evaluation of the anticipated impact of the COVID-19 pandemic on economic conditions for the short to medium-term, impairment charges of $65.3 million were recorded on Other assets, including investments in certain loan originators.

1

•	GAAP book value at March 31, 2020, was $4.34 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $4.09 per common share at quarter-end.

•	Subsequent to the end of the first quarter, we continued to reduce leverage through disposals of an additional $3.2 billion of assets, including $2.4 billion of residential mortgage securities and MSR Notes and $0.8 billion of residential whole loans, which has had a positive net impact on second quarter results to date.

Third party capital raise and committed term borrowing facility:

•	MFA announced today a $500 million capital raise through a private senior secured loan agreement to be funded by certain funds and accounts managed by subsidiaries of Apollo Global Management, Inc. (together with such funds and accounts, “Apollo”), including subsidiaries of Athene Holding Ltd. (“Athene”), to which Apollo provides asset management and advisory services.

•	The Company is entering into commitments for a non-mark-to-market term borrowing facility of approximately $1.65 billion from Barclays and Athene.

•	Apollo and Athene have committed to purchase the lesser of 4.9% or $50 million of the Company’s common stock in the open market over a 12-month period.

•	Athene has committed to purchase a portion of the Company’s first securitization of Non-QM mortgage loans, subject to certain pricing conditions.

•	Finally, in connection with the transactions, Apollo and Athene will receive a warrant package to purchase shares of the Company’s common stock at varying prices over a five-year period.

•	The Company expects that this capital raise and borrowing facility will enable it to exit the previously announced forbearance agreement entered into on June 1, 2020, and pay accumulated unpaid dividends on its Series B and Series C preferred stock issues.

2

•	The transactions are subject to the completion of definitive documentation relating to the term borrowing facility, completion of documentation relating to the exit from forbearance with the Company’s existing repurchase agreement counterparties, and other customary closing conditions.

On the third party capital raise:

Craig Knutson, MFA’s CEO and President said, “We are thrilled to enter into this strategic relationship with Apollo and Athene, which we think is a testament to MFA’s franchise and our dedicated team. In addition to bolstering our balance sheet and providing MFA with additional flexibility, we view the capital raise as very much a strategic alliance. We believe that Apollo’s deep institutional relationships, together with Athene, will provide synergies that will assist us in our business. With approximately $1.65 billion of committed term non-mark-to-market financing for our whole loan portfolio, we can allow asset prices to continue to recover as we look to securitizations to further term out a portion of our financing. After a very difficult year so far, we are committed to continued efforts to generate future long-term value for our shareholders with Apollo and Athene as strategic and significant shareholders.”

Neil Mehta, Partner at Apollo, said: “We are pleased to enter into this strategic relationship with MFA, which highlights the breadth and depth of the Apollo franchise as a capital solution provider across Athene and Apollo’s credit, private equity and real assets segments, and across the risk-return spectrum.” Nancy De Liban, Senior Partner and Head of Consumer & Residential Credit at Apollo, added: “We believe MFA has a high-quality portfolio of residential credit, and with greater capital and an industry-leading financing structure, MFA will be well positioned to deliver long-term value.”

Barclays served as exclusive financial advisor to Apollo and Athene. Houlihan Lokey served as financial advisor to MFA.

On first quarter 2020 results and subsequent events:

Craig Knutson, MFA’s CEO and President said, “The global COVID-19 pandemic led to unprecedented market conditions late in the first quarter of this year. During the week of March 16, liquidity completely evaporated and prices on mortgage-backed securities dropped precipitously as forced sellers were required to sell at prices that were in some cases between 10 and 20 points lower than most recent trades. By the week of March 23, prices on some mortgage-backed securities were down as much as 20 to 50 points from trading levels in early March. Margin calls on levered securities ballooned at the end of March. Total margin calls for MFA were $7 million for the week of March 2, $37 million for the week of March 9, $198 million for the week of March 16 ($153 million for last two days of the week), and $577 million for the week of March 23. Despite the fact that MFA entered March with only three times leverage (debt to equity), and over $1 billion of unencumbered assets, we were forced to stop meeting these margin calls on March 23, and we entered into negotiations with our lender counterparties to seek forbearance. At the same time, we took decisive action to raise liquidity and de-lever our portfolio by selling the most liquid of our holdings and by unwinding all of our $4.1 billion of swap hedges in order to recover previously posted margin and given that management no longer considered it necessary to hedge rates. When we entered into an initial forbearance agreement on April 10, we had reduced our repurchase obligations to $5.8 billion from $9.5 billion at March 20. On April 27, we extended the initial forbearance period to June 1, and we continued to generate liquidity and reduced exposure to mark-to-market financing throughout the month of April by selling assets. By conducting more judicious and orderly sales, we were able to achieve pricing executions that were higher than the fire sale prices seen in the market amidst forced selling at the end of March. While prices were down significantly from the levels existing at the end of February, our April sales of primarily Legacy Non-Agencies, CRTs and MSR-related assets generated realized gains of over $150 million versus March 31 marks. During May, disposals of residential whole loans that were designated as held for sale at March 31, as well as additional sales of securities contributed to further portfolio de-leveraging. As of May 31, 2020, our $6.6 billion residential mortgage asset portfolio was comprised of $6.2 billion of residential whole loans and REO, approximately $235 million of MSR-related assets and $136 million of residential mortgage securities. These investments are financed with approximately $3.8 billion of repurchase agreements.”

3

Mr. Knutson added, “The forbearance agreements (recently extended for a third period to June 26) have enabled MFA to continue to reduce exposure to mark-to-market financing and build liquidity. Asset prices, while still depressed from February levels, continue to recover as liquidity has improved. While in forbearance, we are engaged with our lending counterparties to negotiate and structure more durable financing arrangements that we expect to put in place post-forbearance.”

Q1 2020 Portfolio Activity

MFA’s residential mortgage investment portfolio decreased by $3.0 billion during the first quarter, primarily due to asset sales and market value changes. Assets with an amortized cost basis totaling $2.3 billion were sold for $2.1 billion, resulting in realized losses of $238.4 million. Prior to the onset of the COVID-19 pandemic in mid-March, MFA had acquired approximately $1.1 billion of residential whole loans during the quarter.

At March 31, 2020, the net carrying value of our investments in residential whole loans totaled $7.0 billion. Of this amount, $5.7 billion is recorded at carrying value (including $895.3 million of Non-QM loans that were designated as “held for sale” at quarter-end) and $1.2 billion is recorded at fair value on our consolidated balance sheet. Loans held at carrying value generated an overall yield of 5.07% during the quarter, with purchased performing loans generating a yield of 5.10% and purchased credit impaired loans generating a yield of 4.84%. Overall, the amount of purchased performing loans that were more than 60 days delinquent, measured as a percentage of the unpaid principal balance, remained relatively stable during the quarter. However, Rehabilitation loans that were more than 60 days delinquent increased to 11.3% at March 31, 2020, from 8.8% at December 31, 2019. The amount of purchased credit impaired loans that were more than 90 days delinquent, measured as a percentage of the unpaid principal balance, declined during the quarter and was 12.4% at March 31, 2020, compared to 12.5% at December 31, 2019. During the quarter certain Loans held at carrying value with an amortized cost basis of $805.7 million were sold, realizing a loss of $145.8 million.

4

Net losses for the quarter on residential whole loans measured at fair value through earnings were $52.8 million, including declines in the fair value of the underlying loans of $74.6 million, offset by $21.8 million of coupon interest payments and other gains realized during the quarter. The percentage amount of fair value loans that were more than 90 days delinquent decreased to 48.2% at March 31, 2020 from 49.7% at December 31, 2019.

In addition, as of the end of the quarter, we held approximately $411 million of REO properties, which was unchanged from the end of 2019. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

MFA’s Legacy Non-Agency MBS had a face amount of $1.4 billion with an amortized cost of $874.3 million and a net purchase discount of $480.1 million at March 31, 2020. This discount consists of a $389.5 million credit reserve (reflecting principal not expected to be recovered) and a $90.7 million net accretable discount. During the quarter, the Company disposed of approximately $100.7 million of Legacy Non-Agency MBS, realizing net gains of $4.4 million. As of March 31, 2020, the Agency MBS portfolio totaled $553.4 million. Following the onset of COVID-19 related market disruptions in March, the Company sold $965.1 million of Agency MBS, realizing a loss of $22.9 million. Subsequent to the end of the first quarter, MFA sold the vast majority of its remaining Agency MBS and Legacy Non-Agency MBS portfolios (see “Other post quarter end updates” below for further details).

At the end of the first quarter, MFA held approximately $80.0 million of RPL/NPL MBS. During the quarter, the Company sold $163.7 million of these securities, realizing a loss of $47.5 million.  In addition, our investments in MSR-related assets totaled $738.1 million at March 31, 2020 . During the quarter, the Company sold $136.8 million of term notes backed by MSR-related collateral, realizing a loss of $24.6 million. Our investments in CRT securities totaled $254.1 million at March 31, 2020. During the quarter the Company sold $35.6 million of CRT securities, realizing a loss of $2.0 million. Subsequent to the end of the first quarter, MFA has substantially reduced its holdings of MSR-related assets and CRT securities (see “Other post quarter end updates” below for further details).

In addition to the disposals of residential mortgage assets that occurred during the quarter, the Company unwound $4.1 billion of swap hedging transactions late in the quarter in order to recover previously posted cash margin given that management no longer considered these transactions to be effective hedges in the prevailing interest rate environment. Included in Other income, net for the first quarter are $9.4 million of realized losses on unwound swaps that had been used to economically hedge 30-Year Agency MBS. At March 31, 2020, losses of $71.2 million on unwound swaps previously designated as hedges for accounting purposes continue to be included in other comprehensive income, a component of shareholders’ equity. As the underlying hedged financing transactions are still considered probable of occurring, these losses will be amortized to interest expense over the remaining lives of the associated swaps, which averaged 20 months at March 31, 2020.

5

Impact of adoption of Current Expected Credit Losses accounting standard (CECL)

The Company adopted CECL on January 1, 2020. With respect to the Company’s residential whole loans held at carrying value, CECL requires that reserves for credit losses are estimated at the reporting date based on life of loan expected cash flows, including anticipated prepayments and reasonable and supportable forecasts of future economic conditions. While the adjustments recorded at the transition date to adopt CECL did not have a material impact on the Company’s financial position, given the anticipated impact of the COVID-19 pandemic on expected economic conditions for the short to medium term, estimates of credit losses recorded under CECL for the first quarter are significantly higher than would have been recorded under prior accounting standards, where reserves for credit losses were recorded only when assessed as being incurred. For the first quarter, a provision for credit losses of $74.9 million was recorded on residential whole loans held at carrying value. In addition, a valuation allowance to reduce the carrying value of Non-QM loans designated as held for sale at quarter-end of $70.2 million was recorded. This valuation allowance is included, along with CECL credit loss estimates, in the provision for credit losses in our income statement. The total allowance for credit and valuation losses recorded on residential whole loans held at carrying value at March 31, 2020 was $218.0 million. In addition, as of March 31, 2020, CECL reserves for credit losses totaling approximately $5.9 million were recorded related to undrawn commitments on loans held at carrying value as well as certain other interest earning assets.

Impairment and other losses recognized on securities available for sale and Other assets

Other income, net for the first quarter includes impairment and other charges totaling $419.7 million on securities available for sale and Other assets. Of this amount, $280.8 million is related to unrealized losses on term notes backed by MSR-related collateral and $63.5 million is related to residential mortgage securities (primarily CRT securities) as a lack of liquidity resulted in pricing dislocations in the markets for these assets in the last two weeks of March. As the Company had determined at March 31, 2020 that it committed to dispose of its investments in these asset classes, GAAP requires that these unrealized losses are recorded in net income for the period and reduce the amortized cost basis of the associated assets.

Following an evaluation of the anticipated impact of the COVID-19 pandemic on economic conditions for the short to medium term, impairment charges of $58.1 million were recorded on investments in certain loan originators. As these investments include equity and debt investments in several privately held entities for which limited pricing transparency exists, particularly in light of the anticipated economic disruption associated with the COVID-19 pandemic, valuation and associated impairment considerations for these investments require significant judgment. In addition, in light of the prevailing market and economic conditions that existed at March 31, 2020, management determined that it was appropriate to record an impairment charge against goodwill of $7.2 million, reducing the carrying value of that asset to zero.

6

General and Administrative and other expenses

For the three months ended March 31, 2020, MFA’s costs for compensation and benefits and other general and administrative expenses were $13.5 million, or an annualized 1.58% of average stockholders’ equity for the quarter ended March 31, 2020. In addition, professional services and other costs of $4.5 million were incurred during the quarter related to negotiating forbearance arrangements with our lenders.

Other post quarter end updates:

Status of forbearance agreements

On June 1, 2020, the Company entered into a third forbearance agreement with counterparties to its repurchase agreement financings, further extending the period of forbearance. Under the third forbearance agreement, the Company’s repurchase agreement counterparties continued to forbear from exercising any rights or remedies under their respective repurchase agreements with the Company, including selling collateral to enforce margin calls, through June 26, 2020 (unless terminated sooner upon the occurrence of certain events). All of the Company’s remaining repurchase agreement counterparties agreed to participate in the third forbearance agreement.

Portfolio and liquidity update

Since the end of the first quarter, the Company has taken further steps to manage and de-lever its portfolio, generate liquidity and reduce repurchase agreement balances with its counterparties. Actions taken by the Company include the sale of residential mortgage assets, generating proceeds of approximately $3.2 billion, which along with portfolio run-off and other payments to counterparties has resulted in an overall reduction in repurchase agreement balances of approximately $3.9 billion since the end of the first quarter. Details of sales that have occurred to date in the second quarter include:

7

•	The Company has disposed of approximately $2.4 billion of residential mortgage securities, including $533.1 million of Agency MBS, $1.1 billion of Non-Agency MBS and $207.4 million of CRT securities. In addition, the Company sold $574.9 million of term notes backed by MSR-related collateral and $15.6 million of other interest earning assets. Improvement in market pricing since the end of the first quarter resulted in the Company recording realized gains of approximately $177.5 million to date in the second quarter. In addition, the Company has recorded $57.0 million of unrealized gains, on securities (primarily CRT securities) on which it had previously elected the fair value option.

•	The Company also disposed of approximately $845.2 million of residential whole loans, resulting in realized losses of approximately $128.4 million. However, after the reversal of the valuation allowance associated with loans that were designated as held for sale at the end of the first quarter, the net impact on second quarter results is a loss of approximately $58.2 million.

The Company has now sold substantially all of its Agency MBS and Legacy Non-Agency MBS portfolios and greatly reduced its holdings of MSR-related assets and CRT securities. As of May 31, 2020 our $6.6 billion residential mortgage asset portfolio was comprised of $6.2 billion of residential whole loans and REO, approximately $235.4 million of MSR-related assets and $136.4 million of residential mortgage securities. These investments are financed with approximately $3.8 billion of repurchase agreements. Total debt was approximately 1.9 times stockholders’ equity at May 31, 2020.

As of June 12, 2020, the Company had total cash balances of $345.6 million, including cash on deposit with repurchase agreement counterparties totaling $103.5 million. Since entering into forbearance agreements with its lenders in April, unpaid margins calls have been substantially reduced and were $31.7 million as of June 12, 2020.

Estimated book value per common share

As of May 31, 2020 the Company estimates that GAAP book value per common share has increased approximately 2-3% since March 31, 2020, and its Economic book value per share, is approximately unchanged since March 31, 2020.

The following table presents MFA’s asset allocation as of March 31, 2020, and the first quarter 2020 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

8

Table 1 - Asset Allocation

At March 31, 2020	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Agency MBS	Legacy Non- Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$5,716	$1,244	$553	$1,040	$80	$254	$738	$1,019	$10,644
Plus Receivable for Unsettled Sales	27	—	28	53	164	11	137	—	420
Less Repurchase Agreements	(4,092)	(609)	(522)	(1,003)	(255)	(298)	(930)	(59)	(7,768)
Less Securitized Debt	(123)	(411)	—	—	—	—	—	—	(534)
Less Convertible Senior Notes	—	—	—	—	—	—	—	(224)	(224)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$1,528	$224	$59	$90	$(11)	$(33)	$(55)	$639	$2,441
Debt/Net Equity Ratio (3)	2.7	x	4.6	x	8.4	x	10.6	x	N/M	N/M	N/M	3.4	x

For the Quarter Ended March 31, 2020
Yield on Average Interest Earning Assets (4)(5)	5.07%	N/A	2.32%	10.55%	5.21%	3.95%	4.74%	5.10%
Less Average Cost of Funds (6)	(3.43)	(3.60)	(2.51)	(3.13)	(2.56)	(2.42)	(2.56)	(3.28)
Net Interest Rate Spread	1.64%	N/A	(0.19)%	7.42%	2.65%	1.53%	2.18%	1.82%

(1)	Includes $3.4 billion of Non-QM loans (including $895.3 million held-for-sale), $943.3 million of Rehabilitation loans, $498.9 million of Single-family rental loans, $165.3 million of Seasoned performing loans and $673.5 million of Purchased Credit Impaired loans. At March 31, 2020, the total fair value of these loans is estimated to be approximately $5.6 billion.
(2)	Includes cash and cash equivalents, restricted cash, other assets and other liabilities.
(3)	Represents the sum of borrowings under repurchase agreements and securitized debt as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity Ratio also includes Convertible Senior Notes and Senior Notes.
(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At March 31, 2020, the amortized cost of our interest earning assets were as follows: Agency MBS - $547.5 million; Legacy Non-Agency MBS - $874.3 million; RPL/NPL MBS - $101.1 million; Credit Risk Transfer securities - $321.8 million; Residential Whole Loans at carrying value - $5.9 billion; and MSR-related assets - $738.1 million. In addition, the yield for residential whole loans at carrying value was 5.04%, net of 3 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net (loss)/gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.
(6)	Average cost of funds includes interest on repurchase agreements, the cost of swaps, Convertible Senior Notes and Senior Notes and securitized debt. Agency MBS cost of funds includes 78 basis points and Legacy Non-Agency MBS cost of funds includes 52 basis points associated with swaps to hedge interest rate sensitivity on these assets. Residential Whole Loans at Carrying Value cost of funds includes 5 basis points associated with swaps to hedge interest rate sensitivity on these assets.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended March 31, 2020:

Table 2 - Investment Portfolio Activity Q1 2020

	For the Three-Month Period Ended
	March 31, 2020
(Dollars in Millions)	December 31, 2019	Runoff	Acquisitions(1)	Sales	MTM and Other Changes	March 31, 2020	1st Quarter Change
Residential Whole Loans and REO	$7,860	$(541)	$1,091	$(806)	$(233)	$7,371	$(489)
RPL/NPL MBS	635	(320)	—	(211)	(25)	79	(556)
MSR-Related Assets	1,217	(33)	4	(161)	(289)	738	(479)
CRT Securities	255	(1)	159	(38)	(121)	254	(1)
Legacy Non-Agency MBS	1,429	(68)	—	(96)	(225)	1,040	(389)
Agency MBS	1,665	(123)	—	(988)	(1)	553	(1,112)
Totals	$13,061	$(1,086)	$1,254	$(2,300)	$(894)	$10,035	$(3,026)

(1) Loan acquisitions include Non-QM $881.9 million, Rehabilitation $153.9 million and Single-family rental $55.6 million.

The following table presents the activity for our residential mortgage asset portfolio for the second quarter of 2020 through May 31, 2020:

Table 3 - Investment Portfolio Activity Q2 2020 (through May 31, 2020)

	Second Quarter Portfolio Activity Through
	May 31, 2020
(Dollars in Millions)	March 31, 2020	Runoff	Sales	MTM and Other Changes	May 31, 2020	2nd Quarter through May 31, 2020 Change
Residential Whole Loans and REO	$7,371	$(296)	$(974)	$87	$6,188	$(1,183)
RPL/NPL MBS	79	—	(50)	18	47	(32)
MSR-Related Assets	738	(5)	(522)	24	235	(503)
CRT Securities	254	(2)	(232)	64	84	(170)
Legacy Non-Agency MBS	1,040	(21)	(853)	(164)	2	(1,038)
Agency MBS	553	(14)	(530)	(6)	3	(550)
Totals	$10,035	$(338)	$(3,161)	$23	$6,559	$(3,476)

The following tables present information on our investments in residential whole loans.

Residential Whole Loans, at Carrying Value at March 31, 2020 and December 31, 2019:

Table 4 - Portfolio composition

(Dollars In Thousands)	March 31, 2020	December 31, 2019
Purchased Performing Loans:
Non-QM loans (1)	$3,538,725	$3,707,245
Rehabilitation loans	978,965	1,026,097
Single-family rental loans	506,352	460,742
Seasoned performing loans	165,592	176,569
Total Purchased Performing Loans	5,189,634	5,370,653
Purchased Credit Deteriorated Loans (2)	744,408	698,717
Total Residential whole loans, at carrying value	$5,934,042	$6,069,370
Allowance for credit and valuation losses on residential whole loans held at carrying value and held-for-sale	(218,011)	(3,025)
Total Residential whole loans at carrying value, net	$5,716,031	$6,066,345

Number of loans	16,999	17,082

(1)	Includes Non-QM loans held-for-sale with an amortized cost of $965.5 million and net carrying value of $895.3 million at March 31, 2020.
(2)	The amortized cost basis of Purchased Credit Deteriorated Loans was increased by $62.6 million on January 1, 2020 in connection with the adoption of ASU 2016-13.

Table 5 - Yields and average balances

	For the Three-Month Period Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(Dollars in Thousands)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$49,070	$4,132,283	4.75%	$37,032	$3,130,041	4.73%	$22,414	$1,616,146	5.55%
Rehabilitation loans	15,327	1,035,738	5.92%	16,087	1,010,975	6.36%	9,933	563,728	7.05%
Single-family rental loans	7,343	489,338	6.00%	6,091	404,600	6.02%	2,701	179,912	6.01%
Seasoned performing loans	2,600	171,726	6.06%	2,730	184,532	5.92%	3,173	218,648	5.80%
Total Purchased Performing Loans	74,340	5,829,085	5.10%	61,940	4,730,148	5.24%	38,221	2,578,434	5.93%
Purchased Credit Deteriorated Loans	9,146	755,453	4.84%	10,314	712,914	5.79%	11,399	790,867	5.77%
Total Residential whole loans, at carrying value	$83,486	$6,584,538	5.07%	$72,254	$5,443,062	5.31%	$49,620	$3,369,301	5.89%

Table 6 - Credit related metrics

March 31, 2020

								Aging by Amortized Cost Basis
									Past Due Days
(Dollars In Thousands)	Carrying Value	Amortized Cost Basis	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)(5)	$3,434,894	$3,538,725	$3,424,646	5.84%	363	66%	717	$3,450,648	$50,584	$13,058	$24,435
Rehabilitation loans (4)	943,332	978,965	978,965	7.24	7	64	720	806,413	61,723	20,973	89,856
Single-family rental loans (4)	498,921	506,352	501,925	6.28	322	70	734	482,499	17,536	2,009	4,308
Seasoned performing loans (4)	165,343	165,592	180,421	4.11	178	42	723	160,944	1,670	1,099	1,879
Purchased Credit Deteriorated Loans (4)(6)	673,541	744,408	858,122	4.46	292	80	N/A	N/M	N/M	N/M	87,179
Residential whole loans, at carrying value, total or weighted average	$5,716,031	$5,934,042	$5,944,079	5.88%	285

December 31, 2019

								Aging by UPB
									Past Due Days
(Dollars In Thousands)	Carrying Value	Amortized Cost Basis	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$3,706,857	$3,707,245	$3,592,701	5.96%	368	67%	716	$3,492,533	$59,963	$19,605	$20,600
Rehabilitation loans (4)	1,023,766	1,026,097	1,026,097	7.30	8	64	717	868,281	67,747	27,437	62,632
Single-family rental loans (4)	460,679	460,741	457,146	6.29	324	70	734	432,936	15,948	2,047	6,215
Seasoned performing loans	176,569	176,569	192,151	4.24	181	46	723	187,683	2,164	430	1,874
Purchased Credit Impaired Loans (6)	698,474	698,718	873,326	4.46	294	81	N/A	N/M	N/M	N/M	108,998
Residential whole loans, at carrying value, total or weighted average	$6,066,345	$6,069,370	$6,141,421	5.96%	288

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $259.4 million and $269.2 million at March 31, 2020 and December 31, 2019, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 68% and 69% at March 31, 2020 and December 31, 2019, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful
(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.
(4)	At March 31, 2020 and December 31, 2019 the difference between the Carrying Value and Amortized Cost Basis represents the related allowance for credit losses.
(5)	Includes Non-QM loans held-for-sale with a net carrying value of $895.3 million at March 31, 2020.
(6)	Purchased Credit Deteriorated Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented for loans that are more than 90 days past due that are considered to be seriously delinquent.

Table 7 - Credit related metrics

	3/31/2020
(Dollars In Thousands)	Non-QM Loans (1)	Rehabilitation Loans (2)(3)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (4)	Totals
Allowance for credit losses at beginning of period	$388	$2,331	$62	$—	$244	$3,025
Transition adjustments on adoption of ASU 2016-13 (5)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at end of period	$103,831	$35,633	$7,431	$249	$70,867	$218,011

	3/31/2019
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans	Totals
Allowance for credit losses at beginning of period	$—	$—	$—	$—	$968	$968
Current provision	388	2,843	62	—	(724)	2,569
Write-offs	—	(512)	—	—	—	(512)
Allowance for credit losses at end of period	$388	$2,331	$62	$—	$244	$3,025

(1)	Includes Non-QM loans held-for-sale with a net carrying value of $895.3 million at March 31, 2020.
(2)	In connection with purchased Rehabilitation loans, the Company had unfunded commitments of $123.1 million, with an allowance for credit losses of $3.5 million at March 31, 2020. Such allowance is included in “Other liabilities” on the Company’s Balance Sheet.
(3)	Includes $110.8 million of loans that were assessed for credit losses based on a collateral dependent methodology.
(4)	Includes $74.5 million of loans that were assessed for credit losses based on a collateral dependent methodology.
(5)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Residential Whole Loans, at fair value at March 31, 2020 and December 31, 2019:

Table 8 - Credit related metrics

(Dollars in Thousands)	March 31, 2020	December 31, 2019
Less than 60 Days Past Due:
Outstanding principal balance	$664,362	$666,026
Aggregate fair value	$593,037	$641,616
Weighted Average LTV Ratio (1)	75.27%	76.69%
Number of loans	3,186	3,159

60 Days to 89 Days Past Due:
Outstanding principal balance	$60,720	$58,160
Aggregate fair value	$50,999	$53,485
Weighted Average LTV Ratio (1)	85.06%	79.48%
Number of loans	279	313

90 Days or More Past Due:
Outstanding principal balance	$693,380	$767,320
Aggregate fair value	$599,756	$686,482
Weighted Average LTV Ratio (1)	88.12%	89.69%
Number of loans	2,685	2,983
Total Residential whole loans, at fair value	$1,243,792	$1,381,583

(1)	LTV represents the ratio of the total unpaid principal balance of the loan, to the estimated value of the collateral securing the related loan. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Net (loss)/gain on residential whole loans measured at fair value through earnings

	Three Months Ended March 31,
(In Thousands)	2020	2019
Coupon payments, realized gains, and other income received (1)	$19,036	$21,756
Net unrealized losses	(74,556)	(1,060)
Net gain on transfers to REO	2,760	4,571
Total	$(52,760)	$25,267

(1)	Primarily includes gains on liquidation of non-performing loans, including the recovery of delinquent interest payments, recurring coupon interest payments received on mortgage loans that are contractually current, and cash payments received from private mortgage insurance on liquidated loans.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Tuesday, June 16, 2020, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2020 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: risks related to the ongoing spread and economic and operational effects of the COVID-19 virus; uncertainties related to the Company’s new financing arrangements, including without limitation uncertainties regarding the funding of such arrangements and the anticipated benefits and uses of such funds; the Company’s ability to meet its ongoing obligations under its forbearance agreement and the Company’s expectations with respect to any exit from forbearance or the ability to extend such forbearance if needed; the Company’s ability to accurately estimate information related to its operations and financial condition subsequent to the end of the first quarter (particularly in light of the highly volatile and uncertain market conditions); payments of future dividends, including payment in arrears on the Company’s Series B and Series C Preferred Stock; changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows or, in certain circumstances, impairment on certain MBS purchased at a discount; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Residential whole loans:
Residential whole loans, at carrying value ($5,055,177 and $4,847,782 pledged as collateral, respectively) (1) (2)	$5,934,042	$6,069,370
Residential whole loans, at fair value ($718,343 and $794,684 pledged as collateral, respectively) (1)	1,243,792	1,381,583
Allowance for credit and valuation losses on residential whole loans held at carrying value and held-for-sale	(218,011)	(3,025)
Total residential whole loans, net	6,959,823	7,447,928
Residential mortgage securities:
Non-Agency MBS, at fair value ($1,331,674 and $2,055,802 pledged as collateral, respectively)	1,119,940	2,063,529
Agency MBS, at fair value ($568,704 and $1,658,614 pledged as collateral, respectively)	553,413	1,664,582
Credit Risk Transfer (“CRT”) securities, at fair value ($263,225 and $252,175 pledged as collateral, respectively)	254,101	255,408
Mortgage servicing rights (“MSR”) related assets ($877,204 and $1,217,002 pledged as collateral, respectively)	738,054	1,217,002
Cash and cash equivalents	116,465	70,629
Restricted cash	216,902	64,035
Other assets	1,171,639	784,251
Total Assets	$11,130,337	$13,567,364

Liabilities:
Repurchase agreements	$7,768,180	$9,139,821
Other liabilities	921,482	1,043,591
Total Liabilities	$8,689,662	$10,183,412

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $.01 par value; 6.50% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	—
Common stock, $.01 par value; 874,300 and 886,950 shares authorized; 453,138 and 452,369 shares issued and outstanding, respectively	4,531	4,524
Additional paid-in capital, in excess of par	3,906,613	3,640,341
Accumulated deficit	(1,548,361)	(631,040)
Accumulated other comprehensive income	77,702	370,047
Total Stockholders’ Equity	$2,440,675	$3,383,952
Total Liabilities and Stockholders’ Equity	$11,130,337	$13,567,364

(1)	Includes approximately $185.9 million and $186.4 million of Residential whole loans, at carrying value and $516.4 million and $567.4 million of Residential whole loans, at fair value transferred to consolidated VIEs at March 31, 2020 and December 31, 2019, respectively. Such assets can be used only to settle the obligations of each respective VIE.
(2)	Includes Non-QM loans held-for-sale with an amortized cost of $965.5 million and a net carrying value of $895.3 million at March 31, 2020.

	Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2020	2019
	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans held at carrying value	$83,486	$49,620
Non-Agency MBS	32,551	54,001
Agency MBS	8,861	18,441
CRT securities	2,962	6,200
MSR-related assets	14,207	10,620
Cash and cash equivalent investments	486	764
Other interest-earning assets	2,907	1,306
Interest Income	$145,460	$140,952

Interest Expense:
Repurchase agreements	$72,698	$70,809
Other interest expense	11,061	8,217
Interest Expense	$83,759	$79,026

Net Interest Income	$61,701	$61,926

Provision for credit and valuation losses on residential whole loans and other financial instruments	$(150,827)	$(805)
Net Interest Income after Provision for Credit and Valuation Losses on Residential Whole Loans	$(89,126)	$61,121

Other Income, net:
Impairment and other losses on securities available-for-sale and other assets	$(419,651)	$—
Net realized (loss)/gain on sales of residential mortgage securities and residential whole loans	(238,380)	24,609
Net unrealized (loss)/gain on residential mortgage securities measured at fair value through earnings	(77,961)	8,672
Net (loss)/gain on residential whole loans measured at fair value through earnings	(52,760)	25,267
Net loss on Swaps not designated as hedges for accounting purposes	(4,239)	(8,944)
Other, net	2,228	1,565
Other (Loss)/Income, net	$(790,763)	$51,169

Operating and Other Expense:
Compensation and benefits	$8,899	$8,554
Other general and administrative expense	4,575	4,645
Loan servicing and other related operating expenses	11,164	10,234
Costs associated with restructuring/forbearance agreement	4,468	—
Operating and Other Expense	$29,106	$23,433

Net (Loss)/Income	$(908,995)	$88,857
Less Preferred Stock Dividend Requirement	$5,215	$3,750
Net (Loss)/Income Available to Common Stock and Participating Securities	$(914,210)	$85,107

Basic (Loss)/Earnings per Common Share	$(2.02)	$0.19
Diluted (Loss)/Earnings per Common Share	$(2.02)	$0.19
Dividends Declared per Share of Common Stock	$—	$0.20

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP Total Stockholders’ Equity	$2,440.7	$3,384.0	$3,403.4	$3,403.4	$3,404.5
Preferred Stock, liquidation preference	(475.0)	(200.0)	(200.0)	(200.0)	(200.0)
GAAP Stockholders’ Equity for book value per common share	1,965.7	3,184.0	3,203.4	3,203.4	3,204.5
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	(113.5)	182.4	145.8	131.2	92.1

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$1,852.2	$3,366.4	$3,349.2	$3,334.6	$3,296.7

GAAP book value per common share	$4.34	$7.04	$7.09	$7.11	$7.11
Economic book value per common share	$4.09	$7.44	$7.41	$7.40	$7.32
Number of shares of common stock outstanding	453.1	452.4	451.7	450.6	450.5